Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Stock Incentive Plan of CoreCivic, Inc. of our reports dated February 18, 2022, with respect to the consolidated financial statements of CoreCivic, Inc. and the effectiveness of internal control over financial reporting of CoreCivic, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
May 16, 2022